Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces First Quarter Results
Ankeny, IA, September 7, 2022 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) a leading convenience store chain in the United States, today announced financial results for the three months ended July 31, 2022.

First Quarter Key Highlights

•Diluted EPS of $4.09, up 28% from the same period a year ago.
•Inside same-store sales increased 6.3% compared to prior year with a margin of 39.8%. Total inside gross profit increased 8.8% to $504.3 million compared to the prior year.
•Fuel gallons decreased 2.3% on a same-store basis compared to prior year with a fuel margin of 44.7 cents per gallon. Total fuel gross profit increased 31.4% to $308.2 million compared to the prior year.
•Same-store operating expense excluding credit card fees were up 2.6%, favorably impacted by a 2% reduction in same-store labor hours.

“Casey's delivered another strong quarter to its shareholders due to strong inside sales and robust fuel margin,” said Darren Rebelez, President and CEO. “Inside same-store sales were driven by prepared food and dispensed beverages, most notably pizza slices, our refreshed breakfast menu, as well as cold dispensed beverages. Alcoholic beverage sales remain strong as our team continues to leverage our approximately 1,500 liquor licenses throughout our store base. The fuel margin environment was especially favorable in the second half of the quarter as wholesale costs declined from record highs. Our differentiated business model enables us to perform well in a variety of economic conditions, and we are confident in our ability to execute on our long-term strategic plan.”

Earnings

	Three Months Ended July 31,
	2022	2021
Net income (in thousands)	$152,932	$119,159
Diluted earnings per share	$4.09	$3.19
Adjusted EBITDA (in thousands)	$293,209	$243,189

Net income, diluted EPS, and Adjusted EBITDA (reconciled later in the document), were up compared to the same period a year ago as higher profitability both inside the store and in fuel was partially offset by higher operating expenses due to operating 74 additional stores as well as increased credit card fees resulting from the record high retail price of fuel.

Inside

	Three Months Ended July 31,
	2022	2021
Inside sales (in thousands)	$1,266,617	$1,143,925
Inside same-store sales	6.3%	8.0%
Grocery and general merchandise same-store sales	5.5%	7.0%
Prepared food and dispensed beverage same-store sales	8.4%	10.8%
Inside gross profit (in thousands)	$504,260	$463,514
Inside margin	39.8%	40.5%
Grocery and general merchandise margin	33.9%	33.0%
Prepared food and dispensed beverage margin	55.6%	61.0%

Total inside sales were up 10.7% for the quarter driven by strong performance in prepared food items including pizza slices, hot breakfast sandwiches and burritos, as well as non-alcoholic and alcoholic beverages, salty snacks and candy from the grocery and general merchandise category. Inside margin was down 70 basis points compared to the same quarter a year ago. Grocery and general merchandise margin was positively impacted by joint business planning with our vendor partners and strategic retail price adjustments, offset by higher prepared food and dispensed beverage ingredient costs, notably cheese.

Fuel1

	Three Months Ended July 31,
	2022	2021
Fuel gallons sold (in thousands)	689,467	667,534
Same-store gallons sold	(2.3)%	9.0%
Fuel gross profit (in thousands)	$308,188	$234,474
Fuel margin (cents per gallon, excluding credit card fees)	44.7 ¢	35.1 ¢

Total gallons increased 3.3% compared to the prior year due to the store count increase while same-store gallons sold were down 2.3% versus the prior year, as volumes were impacted by high retail fuel prices. The Company’s total fuel gross profit was up 31.4% versus the prior first quarter given the favorable environment due to falling wholesale costs. The Company sold $17.7 million in renewable fuel credits (RINs) in the first quarter, a decrease of $1.0 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended July 31,
	2022	2021
Operating expenses (in thousands)	$543,271	$478,928
Credit card fees (in thousands)	$67,277	$49,443
Same-store operating expense excluding credit card fees	2.6%	17.6%

Operating expenses increased 13.4% during the first quarter. Approximately 4% of the increase is due to operating 74 more stores than prior year. Approximately 3% of the change is due to an increase in same-store credit card fees from higher retail fuel prices and 2% is due to higher long-term incentive compensation. Same-store operating expense excluding credit card fees was up 2.6% aided in part by a 2% reduction in same-store labor hours.
1 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
Stores at 4/30/2022	2,452
New store construction	2
Acquisitions	1
Acquisitions not opened	(1)
Prior acquisitions opened	1
Closed	(1)
Stores at 7/31/2022	2,454

Liquidity
At July 31, 2022, the Company had approximately $781 million in available liquidity, consisting of approximately $312 million in cash and cash equivalents on hand and $469 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $400 million remaining under its existing share repurchase authorization. There were no repurchases made against that authorization in the first quarter.

Dividend
At its August meeting, the Board of Directors voted to pay a quarterly dividend of $0.38 per share. The dividend is payable November 15, 2022 to shareholders of record on November 1, 2022.

Fiscal 2023 Outlook
The Company's fiscal 2023 outlook previously disclosed remains unchanged. The Company expects same-store inside sales to increase 4% to 6% and maintain an inside margin of approximately 40%. The Company expects same-store fuel gallons to be flat to 2% higher. Total operating expenses are expected to increase approximately 9% to 10%. The Company expects to add approximately 80 stores in fiscal 2023, and expects to exceed our stated three year commitment of 345 units. Interest expense is expected to be approximately $55 million. Depreciation and amortization is expected to be approximately $320 million and the purchase of property plant and equipment is expected to be approximately $450 to $500 million, including approximately $135 million in one-time store remodel costs for recently acquired stores. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2022	2021
Total revenue	$4,454,644	$3,181,994
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,618,394	2,458,107
Operating expenses	543,271	478,928
Depreciation and amortization	76,295	75,888
Interest, net	13,816	13,730
Income before income taxes	202,868	155,341
Federal and state income taxes	49,936	36,182
Net income	$152,932	$119,159
Net income per common share
Basic	$4.11	$3.21
Diluted	$4.09	$3.19
Basic weighted average shares	37,222,943	37,126,060
Plus effect of stock compensation	186,762	209,377
Diluted weighted average shares	37,409,705	37,335,437

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2022	April 30, 2022
Assets
Current assets
Cash and cash equivalents	$312,364	$158,878
Receivables	145,887	108,028
Inventories	399,138	396,199
Prepaid expenses	24,363	17,859
Income taxes receivable	21,102	44,071
Total current assets	902,854	725,035
Other assets, net of amortization	184,606	187,219
Goodwill	612,934	612,934
Property and equipment, net of accumulated depreciation of $2,497,846 at July 31, 2022 and $2,425,709 at April 30, 2022	3,978,747	3,980,542
Total assets	$5,679,141	$5,505,730
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$33,562	$24,466
Accounts payable	618,931	588,783
Accrued expenses	284,890	291,429
Total current liabilities	937,383	904,678
Long-term debt and finance lease obligations, net of current maturities	1,639,177	1,663,403
Deferred income taxes	545,199	520,472
Deferred compensation	12,674	12,746
Insurance accruals, net of current portion	28,475	27,957
Other long-term liabilities	136,187	135,636
Total liabilities	3,299,095	3,264,892
Total shareholders’ equity	2,380,046	2,240,838
Total liabilities and shareholders’ equity	$5,679,141	$5,505,730

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended July 31,
	2022	2021
Cash flows from operating activities:
Net income	$152,932	$119,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,295	75,888
Amortization of debt issuance costs	345	359
Share-based compensation	16,185	8,623
Loss (gain) on disposal of assets and impairment charges	230	(1,770)
Deferred income taxes	24,727	33,460
Changes in assets and liabilities:
Receivables	(37,859)	(18,511)
Inventories	(2,899)	(26,624)
Prepaid expenses	(6,504)	(5,264)
Accounts payable	34,799	65,727
Accrued expenses	(7,865)	(12,035)
Income taxes	23,953	1,531
Other, net	1,867	1,016
Net cash provided by operating activities	276,206	241,559
Cash flows from investing activities:
Purchase of property and equipment	(82,070)	(45,045)
Payments for acquisition of businesses, net of cash acquired	(1,065)	(617,291)
Proceeds from sales of assets	5,019	18,001
Net cash used in investing activities	(78,116)	(644,335)
Cash flows from financing activities:
Proceeds from long-term debt	—	300,000
Payments of long-term debt	(15,998)	(4,867)
Payments of debt issuance costs	—	(249)
Proceeds from exercise of stock options	—	133
Payments of cash dividends	(13,128)	(12,609)
Tax withholdings on employee share-based awards	(15,478)	(17,249)
Net cash (used in) provided by financing activities	(44,604)	265,159

Net increase (decrease) in cash and cash equivalents	153,486	(137,617)
Cash and cash equivalents at beginning of the period	158,878	336,545
Cash and cash equivalents at end of the period	$312,364	$198,928
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three months ended July 31,
	2022	2021
Cash paid during the period for:
Interest, net of amount capitalized	$8,689	$7,914
Income taxes, net	—	—
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	42,008	22,007
Right-of-use assets obtained in exchange for new finance lease liabilities	736	47,775
Right-of-use assets obtained in exchange for new operating lease liabilities	—	39,021

Summary by Category (Amounts in thousands)
Three months ended July 31, 2022	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$3,096,342	$923,064	$343,553	$91,685	$4,454,644
Gross profit	$308,188	$313,307	$190,953	$23,802	$836,250
	10.0%	33.9%	55.6%	26.0%	18.8%
Fuel gallons sold	689,467
Three months ended July 31, 2021
Revenue	$1,967,155	$835,485	$308,440	$70,914	$3,181,994
Gross profit	$234,474	$275,408	$188,106	$25,899	$723,887
	11.9%	33.0%	61.0%	36.5%	22.7%
Fuel gallons sold	667,534

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2023	(2.3)%	—	—	—	—	F2023	44.7	¢	—		—		—		—
F2022	9.0	2.5%	5.7%	1.5%	4.4%	F2022	35.1		34.7	¢	38.3	¢	36.2	¢	36.0	¢
F2021	(14.6)	(8.6)	(12.1)	6.4	(8.1)	F2021	38.2		35.3		32.9		33.0		34.9

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	5.5%	—	—	—	—	F2023	33.9%	—	—	—	—
F2022	7.0	6.8%	7.7%	4.3%	6.3%	F2022	33.0	33.3%	32.0%	32.5%	32.7%
F2021	3.6	6.6	5.4	12.5	6.6	F2021	32.2	33.3	30.7	31.8	32.0

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	8.4%	—	—	—	—	F2023	55.6%	—	—	—	—
F2022	10.8	4.1%	7.4%	7.6%	7.4%	F2022	61.0	60.6%	58.0%	56.9%	59.2%
F2021	(9.8)	(3.6)	(5.0)	13.4	(2.1)	F2021	59.7	60.1	60.6	60.1	60.1

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended July 31, 2022 and 2021:

(in thousands)	Three Months Ended July 31,
	2022	2021
Net income	$152,932	$119,159
Interest, net	13,816	13,730
Federal and state income taxes	49,936	36,182
Depreciation and amortization	76,295	75,888
EBITDA	292,979	244,959
Loss (gain) on disposal of assets and impairment charges	230	(1,770)
Adjusted EBITDA	$293,209	$243,189
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of COVID-19 and related governmental actions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 8, 2022. The call will be broadcast live over the Internet at 7:30 a.m. CST. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772